CONSENT OF INDEPENDENT REGISTERED PUBL
IC ACCOUNTING FIRM



To the Shareholders and
Board of Trustees of
Federated Total Return Series, Inc.:


We consent to the use of our reports dat ed November 22, 2010, with respect to the financial statements of Federated Mortgage Fund an d Federated Ultrashort Fund, each a portfolio of Federated Total Return Series, Inc., as of September 30, 2010, incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accou nting Firm", "Addresses", and "Appendix" in the statements of additional information.



Boston, Massachusetts
November 22, 2010

Limited Access